Exhibit 23.1

May 2, 1996

Inter-Regional Financial Group, Inc.
Dain Bosworth Plaza
60 South Sixth Street
Minneapolis, Minnesota  55402-4422

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-8 that you intend to file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the purpose of registering 3,000,000 shares (the "Shares") of Common Stock, par value $.125 per share, of Inter-Regional Financial Group, Inc. (the "Company"), which may be issued pursuant to the Company's 1996 Stock Incentive Plan (the "Plan"). We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that assuming that the purchase price for the Shares is at least equal to the par value of the Shares, the Shares that will be orginally isseud in connection with the Plan, when issued and paid for in accordance with the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                               Very truly yours,

                               Dorsey & Whitney LLP
                               -----------------------------
                               Dorsey & Whitney LLP

RAR